Exhibit 99.1

Certain information provided to and by
Goldman Sachs Credit Partners, L.P. and Credit Suisse First Boston

Capitalization of Covanta Energy Corporation and American Ref-Fuel Holdings Corp.
On a Pro Forma Basis ($mm)

Pro Forma 12/31/04 Cap Table

	Debt	x2004 Adj.			x2004 Adj.
Capitalization	Amount [1]	EBITDA [2]	Cash Amount	Net Debt	EBITDA [2]

Project Level Restricted Cash			$419.0
Project Level Unrestricted Cash			53.9
ARC Non-recourse Project Debt	$500.6
Covanta Non-recourse Project Debt	907.0

Total Non-recourse Project Debt	$1,407.6	2.7 x	$472.9	$934.7[5]	1.8 x

Other Recourse Project Debt	251.2
ARC 6.26% Sr Nts due 2015	240.0
MSW I 8.500% Sr Sec Nts due 2010	200.0
MSW II 7.375% Sr Sec Nts due 2010	225.0

Total Project and Intermediate Debt	$2,323.8	4.5 x	$472.9	$1,850.9[5]	3.6 x

Covanta Corporate Level Unrestricted Cash			40.5
New First Lien Term Loan	250.0

Total First Priority Debt	$2,573.8	5.0 x	$513.4	$2,060.4[5,6]	4.0 x

New Second Lien Term Loan / Notes	425.0

Total Debt	$2,998.8	5.8 x	$513.4	$2,485.4	4.8 x

Market Equity [3]	1,537.0

Total Capitalization	$4,535.8	8.8 x	$513.4

Selected Pro Forma Operating Assumptions and Credit Statistics

Adj. EBITDA/Interest		2.3 x

(Adj. EBITDA-CapEx)/Interest		2.1 x

Revenue		$1,136

Adjusted EBITDA[2]		$514

Capex[4]		$53

Interest[7]		$220

1. Par Amount
2. 2004 Adjusted EBITDA of $514mm based on $278mm for ARC LLC and $236mm for Covanta. Adjusted EBITDA is a non-GAAP financial measure, as discussed below.
3. Represents market cap as of 10-May-05 pro forma for a cash equity contribution of $400mm.
4. See Investments in Facilities for Covanta in Covanta’s public filings. See Additions of PP&E for ARC in ARC’s public filings.
5. Includes Project Level Restricted Cash of $419mm. $15mm of Corp Cash at CPIH included in Restricted Cash total.
6. Includes Corporate Unrestricted Cash of $41mm.
7. Includes all the interest at MSW Energy Holdings LLC and MSW Energy Holdings II LLC and pro forma interest expense for the new Covanta credit facilities.

Non-GAAP Financial Measures

     The following summarizes unaudited non-GAAP financial measures for Covanta Energy Corporation (“Covanta”). Certain items are included in the Historical Financials below that are not measured under U.S. generally accepted accounting principles (“GAAP”) and are not intended to supplant other information provided by Covanta in accordance with GAAP. Furthermore, these measures may not be comparable to those used by other companies. The following information should be read in conjunction with the Historical Financials set forth below. Adjusted EBITDA means, for any period, EBITDA plus additional items deducted from net income, as provided below, that have been made to EBITDA. Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of Covanta’s performance or any other measures of performance derived in accordance with GAAP. The presentation of Adjusted EBITDA is intended to enhance the usefulness of the financial information by providing a measure which management uses as an indicator of Covanta’s ability to meet prospective financial covenants. Adjusted EBITDA for each of the periods set forth in the Historical Financials below is reconciled to net income, which is believed to be the most directly comparable measure of GAAP.

Historical Financials of Covanta

Covanta	Fiscal Year Ended December 31,
($ in millions)	2002	2003	2004

Total Revenues	$826	$790	$700

Total Operating Costs and Expenses	$879	$730	$613

Net Income (Loss)	$(179)	$44	$61

Adjusted EBITDA	$227	$266	$236

Reconciliation to Adjusted EBITDA
Net income (loss)	$(179)	$44	$61
Loss (gain) from discontinued operations, net of income taxes	43	(79)	0
Cumulative effect of change in accounting principles, net of income taxes	8	9	0

Income (loss) from continuing operations before discontinued operations and change in accounting principles	$(128)	$(27)	$61

Depreciation and amortization	77	72	69
Net Interest on project debt	86	77	46
Interest on recourse debt	44	40	41
Interest income	(2)	(3)	(3)
Income taxes	(1)	(18)	54
Minority interests	9	9	9
Change in unbilled service receivables	5	9	12
Non-cash compensation	0	0	1
Reorganization items	50	83	58
Gain on cancellation of pre-petition debt	0	0	(511)
Fresh start adjustments	0	0	399
Loss on sale of businesses	2	7	0
Write-down of assets held for use[1]	85	17	0
Total Adjustments	$355	$293	$175

Adjusted EBITDA	$227	$266	$236

1.	“Write-down of assets held for use” includes charges relating to the following discrete events, each of which is related to a disposition of a non-core business in the Covanta bankruptcy or to entities that have declared bankruptcy or are being liquidated, and accordingly none are capable of recurrence:

•	During 2002, relating to impairment of the contract value on Covanta’s Battan energy project in the Philippines, because a potential contract extension in 2004 was determined to be unlikely ($37.2 million). This contract was subsequently terminated in 2004 and the project’s assets are currently being sold for scrap.

•	During 2002, relating to impairment of the contract value on Covanta’s Magellan energy project in the Philippines, because of material fuel price increases without corresponding increases in electricity tariffs ($41.7 million). This project subsequently filed for bankruptcy protection in the Philippines; its future is uncertain.

•	During 2002, relating to impairment of the contract value on Covanta’s entertainment business in Ottawa, Canada which it disposed of as part of its bankruptcy in 2003 ($6.0 million).